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                                                                    EXHIBIT 99.2

                               G & L REALTY CORP.


                               September 20, 2001


VIA FACSIMILE (310) 552-3209
----------------------------

Mr. Lyle Weisman
Mr. Asher Gottesman
Mr. Len Fisch
Mr. Igor Korbatov
c/o Aaron A. Grunfeld, Esquire
Resch, Polster, Alpert & Berger, LLP
10390 Santa Monica Boulevard
Fourth Floor
Los Angeles, California 90025-5058

     Re:  Offer to Purchase G & L Realty Corp.
          ------------------------------------

Gentlemen:

     The Special Committee (the "Committee") of the Board of Directors of G & L Realty Corp. (the "Company") is in receipt of and has considered your proposal, dated June 5, 2001, as amended by your letters dated June 22, 2001, July 6, 2001, July 30, 2001, August 21, 2001, September 5, 2001 and September 17, 2001
(the "WGFK Proposal"). We note the implicit criticisms imbedded in your most recent letter, and take strong exception to any implication that we are doing anything other than what is required of us as the directors of a Maryland corporation.

     As you know, we now have a transaction pursuant to a binding agreement, subject to stockholder approval, at $12.00 per share. We received advice from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that the range of fairness for the Company's common stock is between $5.00 and $10.00. Under the terms of the Agreement and Plan of Merger, dated as of May 10, 2001, between the Company and G & L Realty Acquisition, LLC (the "Merger Agreement"), that transaction must be consummated by October 15, 2001, or it will be lost to the stockholders of this Company.

     Given the totality of the circumstances facing the Company, including the now highly uncertain capital markets as well as the declining economy as a whole, it is our view as a Committee that we cannot consider any proposal from you unless that proposal is in the form of definitive acquisition agreement executed by you, which becomes immediately binding upon execution and delivery to you by the Company and which is accompanied by a deposit of not less than $2.5 million. We have consistently communicated in our letters to you as well as in

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Mr. Lyle Weisman, et al.
September 20, 2001
Page 2


conversations with your counsel that the Committee is not prepared to take any action which would deprive stockholders of the benefits of the Merger Agreement and expose the Company to liability for the termination fees provided for in that Merger Agreement (which we have been informed by Messrs. Gottlieb and Lebowitz now exceed $2.7 million), unless the Merger Agreement could be simultaneously replaced by an alternative agreement and the payment of the $2.5 million deposit. You have, and have had for more than the past four months, a copy of the Merger Agreement. As we have previously indicated to you, that document could easily serve as a model for any offer you might want us to consider. Putting signature lines at the bottom of a letter does not elevate a mere proposal describing a possible transaction into a binding agreement - particularly where, as here, all of the obligations of the would be "offeror" are as a practical matter contingent upon the future negotiation, execution and delivery of a definitive acquisition agreement.

          The fact that you have over these many months never moved beyond the "proposal" stage nor provided a copy of your business plan to the Committee makes us doubt whether you really seek to acquire the common stock of the Company . Alternatively, you are free to make such offer as you believe to be appropriate on such terms as you believe to be appropriate directly to the stockholders of the Company.

     We stand prepared to receive and to consider any offer that you might make that satisfies the above basic criteria. Additionally, in light of the recent tragic events in our country and their impact on the capital markets, the Committee also requests that any further proposals from you be accompanied by an updated commitment letter evidencing your source of financing, dated after September 11, 2001. We are not prepared to spend any time or Company resources considering any further "proposals" describing a possible transaction unless they are in the form of an offer capable of being accepted.

     Should you have any questions, please feel free to contact me at (213) 239-0555.



                              Very truly yours,

                              THE SPECIAL COMMITTEE OF THE
                              BOARD OF DIRECTORS OF G & L
                              REALTY CORP.


                              By: /s/ S. CRAIG TOMPKINS
                                  -------------------------
                                  S. Craig Tompkins, Chairman